Exhibit 10.29

INTELLECTUAL PROPERTY LICENSE AGREEMENT

Between

PINTEC TECHNOLOGY HOLDINGS LIMITED

And

PINTEC HOLDINGS LIMITED

Dated as of December 1, 2017

i

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Intellectual Property License Agreement (this “Agreement”) is dated as of December 1, 2017, by and between Pintec Technology Holdings Limited, a company incorporated under the laws of the Cayman Islands (“Pintec”), and Pintec Holdings Limited, a company incorporated under the laws of the British Virgin Islands (“Jimu”) (each of Pintec and Jimu a “Party” and, together, the “Parties”).

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article 1 hereof.

RECITALS

WHEREAS, substantially all of the business operations of both Pintec Group (as defined below) and Jimu Group (as defined below) originally were conducted through Jimu;

WHEREAS, Jimu and Pintec have formulated certain offshore and onshore restructuring plans and transaction steps such that Pintec will exclusively conduct the Pintec Business and Jimu will exclusively conduct the Jimu Business;

WHEREAS, Pintec contemplates that it will make an initial public offering (“IPO”) pursuant to a draft Registration Statement on Form F-1 to be confidentially submitted for review and comment by the SEC under the Securities Act and to be filed publicly with the SEC via its EDGAR system following the substantial completion of such review and comment and as financial market conditions permit (as so filed, and as amended thereafter from time to time, the “IPO Registration Statement”);

WHEREAS, Pintec and Jimu have entered into that certain Master Transaction Agreement, dated as of the date hereof (the “Master Transaction Agreement”), which sets forth and memorializes the principal arrangements between Pintec and  Jimu regarding their relationship from and after the filing of the IPO Registration Statement and the consummation of the IPO, including the entering into of this Agreement; and

WHEREAS, Jimu is in the process of transferring certain of its Intellectual Property to Pintec so as to enable Pintec to conduct the Pintec Business, and before such transfer is complete, Jimu is willing to enter into this Agreement and grant the licenses contemplated hereby on the terms and conditions set forth herein to Pintec;

NOW, THEREFORE, for and in consideration of the mutual promises and covenants hereinafter contained, the Parties hereto agree as follows:

AGREEMENT

ARTICLE 1

DEFINITIONS.

“Calculation Date” means the last day of each quarter on which date the Common Shareholding shall be calculated.

“Common Shareholding” means the aggregate of the “Common Ownership Percentage” of each beneficial owner of shares of Pintec and Jimu. The  “Common Ownership Percentage” of a beneficial owner is the lesser of (i) the percentage of the issued and outstanding shares (excluding treasury shares) of Pintec owned by such beneficial owner and (ii) the percentage of the issued and outstanding shares (excluding treasury shares) of Jimu owned by such beneficial owner, provided that (1) only shares recorded on the register of members and shares represented by restricted American depositary shares recorded on the books of the ADR program shall be included in the numerator when calculating such percentage, and (2) a share with multiple beneficial owners shall be attributed to only one such beneficial owner.

“Confidential Information” means proprietary business or technical information disclosed by one Party to the other Party hereunder which 1) if disclosed in written, recorded, graphical or other tangible form, is marked “Proprietary,” “Confidential” or “Trade Secret,” or where it is evident from the nature and content of such information that the disclosing Party considers it to be confidential, 2) if disclosed in oral form, is identified by the disclosing Party as “Proprietary”, “Confidential” or “Trade Secret” at the time of oral disclosure, or 3) is evident from the nature and content of such information that the disclosing Party considers it to be confidential.

“Dispute” has the meaning set forth in Section 8.6 of this Agreement.

“Dispute Resolution Commencement Date” has the meaning set forth in Section 8.6 of this Agreement.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Improvement” means any improvement, modification, translation, update, upgrade, new version, enhancement or other derivative work.

“Intellectual Property” means intellectual property rights recognized in any jurisdiction of the world, including (a) inventions, patents and patent applications; (b) trademarks, service marks, trade names, trade dress, Internet domain names, logos, designs, symbol and other source indicators, together with the goodwill associated exclusively therewith; (c) copyrights, Software, websites; (d) registrations and applications for registration of any of the foregoing in (a) — (c); and (e) trade secrets, know-how and proprietary or confidential information.

“IPO Completion Date” means the closing date of the IPO, on which the delivery of and payment for the securities offered by Pintec (excluding securities offered by Pintec upon underwriter(s)’ exercise of over-allotment option) in connection with the IPO will take place.

“Jimu” means Pintec Holdings Limited, a company established under the laws of the British Virgin Islands.

“Jimu Group” means Jimu and its subsidiaries and VIE.

“Jimu Owned Intellectual Property” means the Intellectual Property owned by Jimu or any member of the Jimu Group as set forth on Schedule A.

“Pintec” means Pintec Technology Holdings Limited, a company established under the laws of the Cayman Islands.

“Pintec Group” means Pintec and its subsidiaries and VIEs, other than Jimu and its subsidiaries and VIE.

“Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, APIs, web widgets, code and related algorithms, models and methodologies, files, documentation and all other tangible embodiments thereof.

“Term” has the meaning prescribed thereto in Article 5 hereof.

“U.S. GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“VIE” of any person means any entity that is controlled by such person and is deemed to be a variable interest entity consolidated with such person for purposes of U.S. GAAP. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

ARTICLE 2

GRANT AND SCOPE OF LICENSE.

Section 2.1                                    Subject to the terms and conditions herein, Jimu, on behalf of itself and other members of the Jimu Group, hereby grants to Pintec and other members of the Pintec Group a worldwide, royalty-free, fully paid-up (except as set forth below in Article 3), sublicensable, non-transferable (except as set forth below in Section 8.10), unlimited and exclusive license to use, reproduce, modify, prepare derivative works of, perform, display, sublicense, transfer or otherwise exploit the Jimu Owned Intellectual Property, and any Improvements to the foregoing, until and unless, with respect to each Jimu Owned Intellectual Property, such Jimu Owned Intellectual Property is transferred to Pintec or any member of the Pintec Group.  Without Pintec’s prior written consent, Jimu or any member of the Jimu Group shall not transfer Jimu Owned Intellectual Property to any third party.

Section 2.2                                    Pintec may sublicense the licenses received herein solely (a) to its vendors, consultants, contractors and suppliers, solely in connection with their providing services to Pintec and/or the Pintec Group; and (b) to its distributors, customers and end-users, solely in connection with the distribution, licensing, offering and sale of their current and future products and services related to each of their businesses, as applicable, but not for any independent or unrelated use of any such Person.

ARTICLE 3

MAINTENANCE AND SUPPORT.

During the term of this Agreement, Jimu shall provide or cause to be provided to Pintec and its affiliates all support services in connection with the Intellectual Property licensed under Article 2. Such maintenance and support services shall be provided pursuant to the service levels consistent with past practice, and may be charged at reasonably allocated costs on fair and reasonable terms to be mutually agreed upon by the Parties.

ARTICLE 4

CONFIDENTIAL INFORMATION.

Each Party hereto shall maintain the confidentiality of Confidential Information in accordance with procedures adopted by such Party in good faith to protect Confidential Information disclosed to such Party hereunder, provided that such Party may disclose Confidential Information to (a) such Party’s officers, directors, employees, investors, agents, representatives, accountants and counsel who agree to hold confidential the Confidential Information; (b) any Governmental Authority having jurisdiction over such Party to the extent required by applicable laws; or (c) any other Person to which such disclosure may be necessary or appropriate (i) to effect compliance with any law applicable to such Party, (ii) in response to any subpoena or other legal process, (iii) in connection with any litigation to which such Party is a Party or (iv) to effect compliance with any rule or regulation of any stock exchange on which such Party’s equity securities are listed for trading that is applicable to such Party and for which no exemption is available to such Party; provided further that, in the cases of clauses (b) or (c), such Party shall provide each other Party hereto with prompt written notice thereof so that the appropriate Party may seek (with the cooperation and reasonable efforts of each other Party) a protective order, confidential treatment or other appropriate remedy.

ARTICLE 5

TERM AND TERMINATION.

Section 5.1                                    This Agreement shall come into effect on the date hereof. The valid term of this Agreement shall end on the date on which all Jimu Owned Intellectual Property have been transferred to Pintec (the “Term”).

Section 5.2                                    Each Party shall have the right to terminate this Agreement in whole or in part if the other Party materially fails to comply with Article 4 of this Agreement, provided such default has not been cured within thirty (30) days after written notice of such default to the defaulting Party (such thirty (30) days remediation period will be available only when such breach is curable).

Section 5.3                                    Upon termination of this Agreement, in whole or in part, each Party shall promptly return to the other Party or destroy all materials relating to the terminated portion which comprise any Confidential Information of the other Party, including all copies, translations and conversions thereof and shall make no further use thereof. Each Party shall certify to the other Party in writing that it has complied with the provisions of this Section 5.4.

Section 5.4                                    The obligations of the Parties in Articles 4-Article 8 shall survive termination of this Agreement. Nothing contained herein shall limit any other remedies that a Party may have for the default of the other Party under this Agreement nor relieve the other Party of any of its obligations incurred prior to such termination.

ARTICLE 6

DISCLAIMER.

THE INTELLECTUAL PROPERTY LICENSED BY JIMU HEREUNDER IS PROVIDED “AS IS.”  JIMU DOES NOT PROVIDE ANY WARRANTIES, EITHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, WITH RESPECT TO ANY SUCH INTELLECTUAL PROPERTY, AND JIMU SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE OR ANY WARRANTIES THAT MAY BE OTHERWISE IMPLIED FROM ANY COURSE OF DEALING OR COURSE OF PERFORMANCE OR USAGE.

ARTICLE 7

LIMITATION OF LIABILITY.

EXCEPT FOR ANY BREACH OF ARTICLE 2 OR ARTICLE 4 OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR CONSEQUENTIAL, INDIRECT, PUNITIVE, EXEMPLARY, SPECIAL, OR INCIDENTAL DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT, WHETHER IN CONTRACT OR TORT OR OTHERWISE, EVEN IF SUCH PARTY KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 8

MISCELLANEOUS.

Section 8.1                                    If required under PRC law, each Party shall record this Agreement at the Trademark Office of China and at the Patent Bureau of China within three (3) months after the effectiveness of this Agreement. The Parties agree to work together in good faith to modify this Agreement or enter into one or more new intellectual property license agreements subordinate to this Agreement as necessary in order to obtain such recordation. In the event of any conflict or inconsistency between any provision of such new intellectual property license agreement and the provisions set forth in the body of this Agreement, the provisions set forth in this Agreement shall control and govern.

Section 8.2                                    This Agreement may not be amended except by an instrument in writing executed by a duly authorized representative of each Party.

Section 8.3                                    Notices, offers, requests or other communications required or permitted to be given by a Party pursuant to the terms of this Agreement shall be given in writing to the other Party to the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section):

(a)                                 if to Jimu:

A501-505 Yuanyang Guanghua International Building

No. 10 West Jintong Road,

Chaoyang District, Beijing

The People’s Republic of China

(b)                                 if to Pintec:

216, 2/F East Gate, Pacific Century Place

No. A2, N. Gongti Road,

Chaoyang District, Beijing

The People’s Republic of China

or to such other address, facsimile number or email address as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance or termination shall be sent by hand delivery or recognized courier. All other notices may also be sent by facsimile or email, confirmed by mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by facsimile or email; upon confirmation of delivery, if sent by recognized courier; and upon receipt if mailed.

If any of such notice or other correspondences is transmitted by facsimile or telex, it shall be treated as delivered immediately upon transmission; if delivered in person, it shall be treated as delivered at the time of delivery; if posted by mail, it shall be treated as delivered five (5) days after posting.

Section 8.4                                    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, U.S.A without regard to the conflict of laws rules stated therein.

Section 8.5                                    The Parties hereto acknowledge and agree that the Parties hereto may be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any Party hereto may not be adequately compensated by monetary damages alone and that the Parties hereto may not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any Party hereto may be entitled, at law or in equity (including monetary damages), such Party shall be entitled to enforce any provision of this Agreement (including Sections 2.1 and 2.2) by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking.

Section 8.6                                    (a) Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (“Dispute”) which arises between the Parties shall first be negotiated between appropriate senior executives of each Party who shall have the authority to resolve the matter. Such executives shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies, within ten (10) days of receipt by a Party of written notice of a Dispute, which date of receipt shall be referred to herein as the “Dispute Resolution Commencement Date.” Discussions and correspondence relating to trying to resolve such Dispute shall be treated as

Confidential Information of each of Jimu and Pintec developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible in any subsequent proceeding between the Parties.

(b)                                 If the senior executives are unable to resolve the Dispute within thirty (30) days from the Dispute Resolution Commencement Date, then, the Dispute will be submitted to the boards of directors of Jimu and Pintec. Representatives of each board of directors shall meet as soon as practicable to attempt in good faith to negotiate a resolution of the Dispute.

(c)                                  If the representatives of the two boards of directors are unable to resolve the Dispute within 60 days from the Dispute Resolution Commencement Date, on the request of any Party, the Dispute will be mediated by a mediator appointed pursuant to the mediation rules of the American Arbitration Association. Both Parties will share the administrative costs of the mediation and the mediator’s fees and expenses equally, and each Party shall bear all of its other costs and expenses related to the mediation, including but not limited to attorney’s fees, witness fees, and travel expenses. The mediation shall take place in Beijing, China or in whatever alternative forum on which the Parties may agree.

(d)                                 If the Parties cannot resolve any Dispute through mediation within thirty (30) days after the appointment of the mediator (or the earlier withdrawal thereof), each Party shall be entitled to submit the Dispute to Hong Kong International Arbitration Centre for arbitration in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force at the time when the Dispute is submitted. There shall be three (3) arbitrators. The third and presiding arbitrator shall be qualified to practice law in New York. The place or seat of arbitration shall be Hong Kong. The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

Unless otherwise agreed in writing, the Parties will continue to honor all commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Section with respect to all matters not subject to such dispute, controversy or claim.

Section 8.7                                    This Agreement, together with all the Schedules and other attachments hereto, constitutes the entire agreement of the Parties hereto as of the date hereof with respect to the subject matter hereof and thereof and supersedes all prior agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to the subject matter hereof and thereof.

Section 8.8                                    If any term of this Agreement is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.9                                    No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.10                             No Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Party, and any such assignment shall be void; provided, however, each Party may assign this Agreement to a successor entity in conjunction with such Party’s reincorporation in another jurisdiction or into another business form. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the Parties’ respective successors and permitted assigns.

Section 8.11                             The headings in this Agreement are for purposes of reference only and shall not in any way limit or affect the meaning or interpretation of any of the terms hereof.

Section 8.12                             This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means will be effective as delivery of a manually executed counterpart of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto, each acting under due and proper authority, have executed this Agreement as of the day, month and year first above written.

Pintec Technology Holdings Limited

By:	/s/ WEI Wei
Name:	WEI Wei
Title:	Director

Pintec Holding Limited

By:	/s/ DONG Jun
Name:	DONG Jun
Title:	Director

[Signature Page to Intellectual Property License Agreement]

Schedule A

Jimu Owned Intellectual Property

A. Trademarks

	Marks	Registrant/Applicant	Registration/Application Number	Class	Jurisdiction
1.		Beijing Lerong Duoyuan Information Technology Co., Ltd.	19916123	42	The People’s Republic of China
2.		Beijing Lerong Duoyuan Information Technology Co., Ltd.	19916124	36	The People’s Republic of China
3.		Beijing Lerong Duoyuan Information Technology Co., Ltd.	19916125	35	The People’s Republic of China
4.		Beijing Lerong Duoyuan Information Technology Co., Ltd.	19916126	9	The People’s Republic of China
5.		Beijing Lerong Duoyuan Information Technology Co., Ltd.	20044619	9	The People’s Republic of China
6.		Beijing Lerong Duoyuan Information Technology Co., Ltd.	20044618	35	The People’s Republic of China
7.		Beijing Lerong Duoyuan Information Technology Co., Ltd.	20044617	36	The People’s Republic of China
8.		Beijing Lerong Duoyuan Information Technology Co., Ltd.	20044616	42	The People’s Republic of China
9.		Beijing Lerong Duoyuan Information Technology Co., Ltd.	20578430	9	The People’s Republic of China
10.		Beijing Lerong Duoyuan Information Technology Co., Ltd.	20578429	35	The People’s Republic of China
11.		Beijing Lerong Duoyuan Information Technology Co., Ltd.	20578428	36	The People’s Republic of China
12.		Beijing Lerong Duoyuan Information Technology Co., Ltd.	20578427	42	The People’s Republic of China

Sch-A-1

13.	Beijing Lerong Duoyuan Information Technology Co., Ltd.	20578426	9	The People’s Republic of China
14.	Beijing Lerong Duoyuan Information Technology Co., Ltd.	20578425	35	The People’s Republic of China
15.	Beijing Lerong Duoyuan Information Technology Co., Ltd.	20578424	36	The People’s Republic of China
16.	Beijing Lerong Duoyuan Information Technology Co., Ltd.	20578423	42	The People’s Republic of China
17.	Beijing Lerong Duoyuan Information Technology Co., Ltd.	24598991	9	The People’s Republic of China
18.	Beijing Lerong Duoyuan Information Technology Co., Ltd.	24599166	35	The People’s Republic of China
19.	Beijing Lerong Duoyuan Information Technology Co., Ltd.	24598485	36	The People’s Republic of China
20.	Beijing Lerong Duoyuan Information Technology Co., Ltd.	24599226	9	The People’s Republic of China
21.	Beijing Lerong Duoyuan Information Technology Co., Ltd.	24599051	35	The People’s Republic of China
22.	Beijing Lerong Duoyuan Information Technology Co., Ltd.	24599280	36	The People’s Republic of China
23.	Beijing Lerong Duoyuan Information Technology Co., Ltd.	24598921	42	The People’s Republic of China
24.	Beijing Lerong Duoyuan Information Technology Co., Ltd.	24598562	36	The People’s Republic of China
25.	Beijing Lerong Duoyuan Information Technology Co., Ltd.	24599257	36	The People’s Republic of China
26.	Beijing Lerong Duoyuan Information Technology Co., Ltd.	24599618	42	The People’s Republic of China
27.	Beijing Lerong Duoyuan Information Technology Co., Ltd.	24599495	36	The People’s Republic of China
28.	Beijing Lerong Duoyuan Information Technology Co., Ltd.	24599015	42	The People’s Republic of China
29.	Beijing Lerong Duoyuan Information Technology Co., Ltd.	24599270	9	The People’s Republic of China

Sch-A-2

30.	Beijing Lerong Duoyuan Information Technology Co., Ltd.	24599162	35	The People’s Republic of China
31.	Beijing Lerong Duoyuan Information Technology Co., Ltd.	24599612	36	The People’s Republic of China
32.	Beijing Lerong Duoyuan Information Technology Co., Ltd.	24599715	42	The People’s Republic of China
33.	Beijing Lerong Duoyuan Information Technology Co., Ltd.	24604364	9	The People’s Republic of China
34.	Beijing Lerong Duoyuan Information Technology Co., Ltd.	24603923	35	The People’s Republic of China
35.	Beijing Lerong Duoyuan Information Technology Co., Ltd.	24604347	36	The People’s Republic of China

B. Copyright

	Copyright of	Registrant	Renewal Data	Remarks
1.	Dumiao	Beijing Lerong Duoyuan Information Technology Co., Ltd.
2.	Investment Questionnaire	Beijing Lerong Duoyuan Information Technology Co., Ltd.

Sch-A-3